NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, MARCH 30, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES STRATEGIC ALLIANCE
WITH ADP DEALER SERVICES

HOUSTON, March 30, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, announced today that the Dealer Services Group of Automatic Data Processing Inc. (NYSE: ADP) will become Group 1’s sole dealership management system (“DMS”) provider for its existing stores. Approximately 70 percent of Group 1’s stores are currently operating on the ADP platform. The remaining stores, located in California, Florida, Georgia and Texas, will be converted to ADP over the next 18 months, further standardizing operational processes throughout the company’s dealerships.

“After carefully reviewing our options, we determined that consolidating our providers from three to one was the right financial and operational decision for Group 1,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Converting all of Group 1’s stores to the same DMS platform is another major step in our strategy to streamline our processes and leverage our scale, and we’re pleased to partner with a company that can provide the innovative services and solutions that ADP offers.”

ADP’s dealership management system allows Group 1 to manage its dealership operations and accounting functions, including vehicle and parts inventory tracking and support of the underlying sales process, using dealer-proven technology.

“Group 1 is a Fortune 500 company and a leader in the automotive retailing industry. It’s exciting to have earned this level of respect and trust with a vibrant public company that understands the ease-of-use, flexibility, innovation and evolutionary strategy behind our products and services,” said Steve Anenen, president of ADP Dealer Services. “ADP looks forward to a long and rewarding relationship with Group 1.”

Group 1 expects the consolidation of DMS providers to reduce its information technology costs by at least $3 million annually once all conversions are completed. It will also be another key enabler in supporting efforts to standardize backroom processes and share best practices across all dealerships. The company anticipates it will incur some charges for exiting contracts with other system providers, with the majority of these charges to be incurred in 2006 as each store begins the conversion process. The amount of these charges has not yet been determined.

About ADP Dealer Services
ADP Dealer Services provides integrated computing solutions to nearly 25,500 auto, truck, motorcycle, marine and recreational vehicle dealers throughout the United States, Canada, Asia, China, Europe and the Middle East. ADP Dealer Services is the third largest business unit of Automatic Data Processing, Inc. (NYSE: ADP). ADP, with $8.5 billion in revenues and approximately 590,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.  More information on ADP Dealer Services is available on the Internet at http://www.dealersuite.com.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 139 franchises, 31 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) the benefits to be received from the relationship with ADP, (b) general economic conditions, (c) the level of manufacturer incentives, (d) the future regulatory environment, (e) our ability to obtain an inventory of desirable new and used vehicles, (f) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (g) our cost of financing and the availability of credit for consumers, (h) our ability to complete acquisitions and dispositions and the risks associated therewith, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.